Exhibit 99.1

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CORPORATE PARTICIPANTS
Cathy Lyttle Worthington Industries, Inc. - VP of Communications & IR
John McConnell Worthington Industries, Inc. - Chairman & CEO
Andy Rose Worthington Industries, Inc. - VP & CFO
Mark Russell Worthington Industries, Inc. - President & COO

CONFERENCE CALL PARTICIPANTS
Martin Englert Jefferies & Co. - Analyst
Arun Viswanathan Longbow Research - Analyst
Aldo Mazzaferro Macquarie Research - Analyst
Michelle Applebaum Steel Market Intelligence - Analyst
Richard Garchitorena Credit Suisse - Analyst
Mark Parr KeyBanc Capital Markets - Analyst
John Tumazos John Tumazos Independent Research - Analyst

PRESENTATION

Operator

 Good afternoon and welcome to the Worthington Industries third-quarter 2013 earnings call. All participants will be able to listen only until the question-and-answer session of the call. This conference is being recorded at the request Worthington Industries. If anyone objects you may disconnect at this time. I would like to introduce Ms. Cathy Lyttle, Vice President of Corporate Communications and Investor Relations. Ms. Lyttle, you may begin.

 Cathy Lyttle - Worthington Industries, Inc. - VP of Communications & IR

 Thank you, Rachelle. Good afternoon and welcome to our third-quarter earnings conference call. Certain statements made on this call are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and could cause actual results to differ from those suggested. Please refer to our third-quarter earnings release issued this morning for more detail on those factors that could cause actual results to differ materially.

For anyone interested in listening to this call again, a replay will be made available on our Company website, WorthingtonIndustries.com.

On the call today are John McConnell, Chairman and Chief Executive Officer; Mark Russell, President and Chief Operating Officer; and Andy Rose, Vice President and Chief Financial Officer. John will get us started.

 John McConnell - Worthington Industries, Inc. - Chairman & CEO

 Thank you, Cathy, and good afternoon, everyone. We appreciate your joining us today. Again this quarter we are very happy with the performance of our business and we are very proud of our employees who continue to drive Worthington Industries to new heights. Andy and Mark are both prepared to walk through the quarter in more detail. We will get started with Andy.

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 Andy Rose - Worthington Industries, Inc. - VP & CFO

 Thank you, John, and good afternoon, everyone. The Company's performance in the third quarter of fiscal 2013 was quite good once again, led by strong earnings growth in Cylinders, improved margins and our steel company and higher earnings from our joint ventures. Quarterly earnings per share of $0.52 were up $0.15 from the prior year or 41%, and represents a record for Worthington's fiscal third quarter, something we are all very proud of.

Inventory holding losses were nominal during the quarter as they were in the prior year period. Volume growth was mixed in the third quarter. Cylinder volumes were essentially flat year-over-year, but this metric is becoming less and less meaningful as we add much larger and lower volume tanks to our portfolio in energy and alternative fuels.

Steel Processing direct volumes were up 3% while toll volumes declined 26%. Excluding the planned wind down of volumes from the MISA metals acquisition, steel direct volumes were up 6% while toll volumes declined 22%, mostly attributable to our Spartan joint venture.

Spartan volumes are down over the last year due to our partner moving business to their in-house galvanizing facility as expected. Volumes have stabilized and the business remains solidly profitable.

Engineered Cabs business continues to be soft due to production declines at its largest customer. The business generated $4.7 million of EBITDA during the quarter before including corporate allocations and the fiscal year -- and for the fiscal year is expected to be only 15% to 20% below the run rate when we acquired the business in December 2011. Mark Russell will elaborate on a number of positive developments in the business and why the future prospects of the cab segment are good.

Equity income from our joint ventures during the quarter was up 2% over last year to $26 million driven by increases at TWB, Serviacero, ArtiFlex and WAVE as compared to last year. All of our major joint ventures operated at a profit during the quarter and we receive dividends of $21 million.

Free cash flow for the quarter was nominal due to the acceleration of the third- and fourth-quarter dividend payments into December 2012 and a modest increase in working capital. The Company invested $10 million in capital projects and distributed $27 million in dividends to shareholders. There were no repurchases of stock during the quarter.

Debt decreased by $14 million during the quarter. Our balance sheet remains strong. At quarter end we had total funded debt of $438 million and $489 million available under our revolving credit facilities. We recently extended our receivable securitization for a two-year term and reduced its size by $50 million to $100 million primarily because we have ample excess borrowing capacity on both of our credit facilities.

As I mentioned, the Company paid its March and June 2013 dividend payments on December 28, 2012. The Company will next consider declaring regular dividends at its June 2013 Board meeting for payment in September.

The first few months of calendar 2013 are off to a good start. The integration and financial performance of Westerman, our entry into the oil and gas energy production space, exceeded our expectations. We are already investing in new capacity for this business in anticipation of strong growth over the coming years.

We also have a number of other acquisition and expansion opportunities that we are exploring. Our 12-month trailing EBITDA at the end of February was over $310 million.

We are well positioned to finish the fiscal year strong and we are busy executing our multi-pronged growth strategy composed of base business improvement via the centers of excellence, acquisitions of new products and entry into new markets and accelerated organic growth from product development and innovation. I will now pass the call to Mark Russell who will discuss operations.

 Mark Russell - Worthington Industries, Inc. - President & COO

 Thanks, Andy. Many of you may have seen the recently released MSCI industry data, that is helpful context for looking at our results. It shows that the overall steel flat roll market is fairly even with relatively stable volume and pricing, manageable mill capacity utilization and reasonable lead times for most products.

Automotive is still our biggest market and has shown relatively steady demand. Building and construction has shown signs of life though still much more on the residential side than commercial. Agriculture has been steady on the equipment side, weaker on the infrastructure side. Large earth moving and mining equipment demand is still in correction. We have seen continued evidence of de-stocking there.

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When viewed against this backdrop we think the results in our steel company continue to show the strength of our data driven and accountability focused transformation approach with continued sourcing and inventory discipline, operational efficiency and commercial excellence driving earnings growth in this core business.

Our transformation approach is yielding similar results in Cylinders which has formed their own excellence team, as Steel has done previously, driving improvements in air base business as well as in newly acquired entities.

The continued strong growth of Cylinders has driven us to a notable milestone in the history of Worthington. Since 1955, the steel company has been Worthington's largest entity by all key measures. But the growth of Cylinders has been so significant that we now have more capital employed in the Cylinders business than in the steel company. And Cylinders has more growth prospects on the horizon, especially in the energy production and alternative fuels market.

Sales in the alternative fuels market surpassed $18 million this quarter, up 25% year on year. Sales growth in energy production is of course off the charts since it is a new segment for us. Energy production and alternative fuels will continue to be among our best growth ideas and will be a focus area for Michael Luh and our centers of excellence team.

Michael recently came to us from Procter & Gamble where he cofounded P&G's Clay Street Partners innovation engine. Expect to hear more from us in future quarters about the things we are doing to further accelerate our growth in these rapidly expanding markets.

Engineered Cabs is responding to the current environment in reduced customer demand and inventory correction. We have a plan that we are implementing, first by reducing costs without sacrificing production capacity. We are also taking advantage of this environment as it enables us to drive the transformation effort there faster and further than we could otherwise, much as we did in the steel company during the depths of the recession several years ago.

The centers of excellence team is wrapping up the diagnostic and mobilization phase of the transformation process in our Greeneville, Tennessee facility and will shortly kick off at the flagship operation in Watertown, South Dakota. We are already seeing initial transformation improvements on several fronts in Engineered Cabs which match or exceed those we saw at this stage in Steel or Cylinders. John, back to you.

 John McConnell - Worthington Industries, Inc. - Chairman & CEO

 Thank you both for your overview of the quarter. And why don't we just get right to your questions?

 QUESTION AND ANSWER

Operator

 (Operator Instructions). Martin Englert, Jefferies.

 Martin Englert - Jefferies & Co. - Analyst

 Good morning, everyone. December saw a modest pickup in flat rolled steel prices; it looked like the quarterly average was up a bit. Also when you look at the direct versus tolling, that continues to increase there as you noted. Can you talk about the impact that that has had on the operating income per ton within the steel segment and how you would expect that to trend with the direct versus tolling mix in the future quarters?

 Andy Rose - Worthington Industries, Inc. - VP & CFO

 I think the biggest impact there is just going to be related to the shift in mix, direct versus toll. And you may have heard us mention one of our facilities, the joint venture facility Spartan, we have seen a decline in volume as our partner there has built a line of their own and has taken some of that volume in-house. That is probably the biggest driver there.

I would not expect that trend to continue just because we have seen volumes stabilize in that facility. I think our bias is that there may be some opportunity for those volumes to actually start to go back up, probably not immediately to the levels where they were, but I would think that the trend would be somewhat stable from here on out depending on the mix of toll versus direct.

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 Martin Englert - Jefferies & Co. - Analyst

 Okay. Are you able to provide any other detail within Cylinders when you look among the different end-users there within retail, industrial and then alternative fuels as far as year-over-year growth rates and volumes?

 Andy Rose - Worthington Industries, Inc. - VP & CFO

 We have not historically broken those end markets out, although we did last year during -- in our 10-K we broke out the revenue by segment, and I can't remember actually if we broke out the volume by segment or not. I am guessing we probably didn't.

But we are starting to -- we'll likely do that again at the end of this fiscal year as we are starting to somewhat change the way we manage the business internally in Cylinders as those businesses grow and expand. So we can't give you any detail now is the short answer, but we will likely give you some more detail in our next quarter's announcement.

 Martin Englert - Jefferies & Co. - Analyst

 Sure. And if I could, one more question -- when you think about the business units as a whole now heading into this construction cycle versus the last, can you talk about the leverage or opportunity there? What kind of exposure do you think you have?

 Andy Rose - Worthington Industries, Inc. - VP & CFO

 I would say we still have a fair amount of leverage there. We still own 25% of the metal framing business, as you know. That business is making money once again which is a good thing. We still have exposure in our steel company. I think our sales exposure there is around 11% now, if I am not mistaken. But that used to represent over 20% of the steel company's volume. So there is significant upside there in the steel business.

And then obviously WAVE is a commercial construction business as well. The interesting thing that has happened to WAVE in the downturn is their business mix has shifted to 80%, potentially even a little bit higher of remodel as opposed to new construction. But when new construction comes back we would expect WAVE to benefit from that as well.

 Mark Russell - Worthington Industries, Inc. - President & COO

 Construction is traditionally our second-largest market and if we were a three or four cylinder engine we have been running on half -- one cylinder down basically. And when construction comes back it should give us substantial upside. That is my view in all of the businesses that Andy mentioned.

 John McConnell - Worthington Industries, Inc. - Chairman & CEO

 Could also impact Cylinders with a benefit in rural areas where they're using propane as the primary fuel source. As new housing picks up so will the usage of those system tanks.

 Martin Englert - Jefferies & Co. - Analyst

 Thanks. That is all very helpful. And congratulations on the strong results given the operating environment.

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Operator

 Arun Viswanathan, Longbow Research.

 Arun Viswanathan - Longbow Research - Analyst

 Thanks for taking my question and congrats on the quarter. Great performance in this environment, as Martin said. I just wanted to get a little bit more detail on the guidance. You said that you expect a good quarter. Obviously the environment is a little different than it was last year at this time, but can you give us a little bit more detail? In that quarter you saw Cylinders up at 24 million tons. Was there some seasonality there? What are you expecting in the next quarter for Cylinders as well as Processing?

 Andy Rose - Worthington Industries, Inc. - VP & CFO

 Unfortunately we don't give guidance. I think the one thing I can say -- detailed guidance I should say. What we have said here is maybe a couple things. One is seasonally the fourth quarter is our strongest quarter anyway. And I think with a number of the initiatives related to transformation, as well as some of the new additions in terms of our M&A activity, our business is performing relatively well compared to maybe what the general economy is seeing. And as a result we expect a pretty solid quarter, but beyond that we are not going to give any detailed guidance.

 Arun Viswanathan - Longbow Research - Analyst

 Okay, fair enough. I guess another question I had was on SG&A. It appeared -- it was a little bit higher than what I expected, especially in Cylinders. Was that just a function of a slightly different mix and do you expect that to come down in future quarters as you get further along in the transformation?

I think in the past you have noted that you were in maybe five out of the 14 sites you have gone through transformation. Where do you stand on that and do you expect future SG&A declines in Cylinders?

 Andy Rose - Worthington Industries, Inc. - VP & CFO

 Yes, the SG&A increase is attributable to a couple of things. One is we are a profit-sharing company, so improved performance in that business segment is driving higher compensation expense. Secondly, acquisition activity is adding SG&A there. And with respect to whether we expect it to come down -- to be honest, without going and looking at some detailed numbers I can't give you a good feel for that.

 Arun Viswanathan - Longbow Research - Analyst

 And how far along are you in the transformation I guess in the different segments maybe on a percent basis or how much further along do you have to go?

 Mark Russell - Worthington Industries, Inc. - President & COO

 We are still less than halfway through in Cylinders. And as they continue to acquire at this rate we are going to stay halfway done because they continue to add locations at a fairly rapid clip.

 Andy Rose - Worthington Industries, Inc. - VP & CFO

 And the way we approach transformation is we go plant by plant and spend about eight to 10 weeks at each facility. And I believe they just kicked off their fifth facility in Cylinders and I think we are up to 15 or 16 locations right now. So we have a ways to run in that business. And as you heard Mark mention in his comments, we are in the second ready to go to the third facility in Cabs.

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 Arun Viswanathan - Longbow Research - Analyst

 Great. I'm sorry, if I can just one last question. On the M&A side you said that there are still some good opportunities, what are you seeing there? What can we expect? Is it likely to be more bolt-ons in some of these targeted areas like alternative fuels and so on? Or what are you looking at and what do you see in the environment right now? Thanks.

 Andy Rose - Worthington Industries, Inc. - VP & CFO

 Yes, the strategy in Cylinders has been and will continue to be to look for new products, new geographies and also to concentrate market positions where it makes sense. But overall what we are trying to do is acquire in higher growth end markets, so energy alternative fuels. And also acquire higher-margin businesses.

And typically in Cylinders we find that the margin profiles of a lot of these companies are attractive; we can buy these businesses at reasonable prices. There is almost always synergies; we can plug them into our global sales force. There may be steel purchasing synergies because we are a large buyer of steel.

And then we can drive our transformation through which is going to enhance the operating performance and potentially working capital of the business. So the combination of all of those things make that an attractive market for us to continue to consolidate.

In terms of the size, I wouldn't expect to see us do $1 billion transactions for a couple of reasons. One, we don't like that risk profile; we are not a bet the ranch kind of company. But then secondly, there just really aren't any huge cylinder acquisitions out there. I shouldn't say there aren't any, there are probably a few. But most of the industry is relatively small and fragmented so it is a good structure for us to consolidate.

Operator

 Aldo Mazzaferro, Macquarie.

 Aldo Mazzaferro - Macquarie Research - Analyst

 Good afternoon. I was just wondering if you could help fill out a little bit of the seasonal pattern in your business and if it has changed since history. I heard you say the fourth quarter is the strongest. Second quarter, third quarter, first quarter -- could you give us a little feel for how those compare?

 Andy Rose - Worthington Industries, Inc. - VP & CFO

 I would say the fourth quarter has traditionally always been the strongest and I would expect it will continue to be. Our fiscal first quarter, which is June/July/August, is typically the second strongest, I would say that is likely to continue.

The two that are somewhat flip-flopping a little bit are the second and third quarter. You heard us mention this was the highest earnings per share ever for our fiscal third quarter. I actually was just looking at this earlier today.

For the last three or four years that has generally been the case, although it has been rough sledding a little bit because of the downturn, etc., so there has been a lot of noise in the system. If you go back beyond that typically the second quarter was our third strongest and then the third quarter was sort of the laggard if you will. That may be flip-flopping; it may be too early to tell. I guess we need a few more data points I think to sort of determine if that is a permanent switch.

 Aldo Mazzaferro - Macquarie Research - Analyst

 So it sounds like this quarter you just reported was either your weakest or your second weakest quarter seasonally?

 Andy Rose - Worthington Industries, Inc. - VP & CFO

 That's correct. Yes.

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 Mark Russell - Worthington Industries, Inc. - President & COO

 Although Aldo, that -- as Andy said, that effect is diminishing as we get bigger and have more areas of focus. What drove it traditionally in the steel company was automotive shutdowns, the typical July and end of year shutdowns. And the seasonality of some of the demand for Cylinders products and then the building construction season in the northern latitudes. And all those things are more muted -- at least they are a smaller proportion than they used to be.

 Aldo Mazzaferro - Macquarie Research - Analyst

 I get it. Can I ask another question on the automotive -- well, actually the alternative fuels sales? Can you say what type the customers are driving that 25% increase, is it the big auto companies or is it the other users?

 Mark Russell - Worthington Industries, Inc. - President & COO

 Our biggest customers are automotive for that and we provide the cylinder for the Honda Civic natural gas version. We are working with the other automakers for some existing special products as well as OEM products, so that is a market with huge potential growth in front of it.

 Andy Rose - Worthington Industries, Inc. - VP & CFO

 The biggest driver of the market today though is the commercial vehicle market as opposed to the consumer market as you would have a sense. You don't see a ton of natural gas vehicles being driven by consumers, but you are seeing more and more being driven by the fleet vehicles at least today.

 Aldo Mazzaferro - Macquarie Research - Analyst

 I read an article that said even locomotives were considering natural gas driven (multiple speakers).

 Mark Russell - Worthington Industries, Inc. - President & COO

 Anything with wheels moves most cheaply and cleanly on natural gas.

 Aldo Mazzaferro - Macquarie Research - Analyst

 So you think locomotives and long-haul trucking would require cryogenic tanks though?

 Mark Russell - Worthington Industries, Inc. - President & COO

 The long-haul trucks do use cryogenic tanks, that is true.

 Aldo Mazzaferro - Macquarie Research - Analyst

 All right. Well, thanks very much.

Operator

 Michelle Applebaum, Steel Market Intelligence.

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 Michelle Applebaum - Steel Market Intelligence - Analyst

 I know I have always said that I think saying congratulations is specious, but it is at least impressive to see this kind of a quarter with almost no contribution from Cabs, and this time of year and what is going on in the flat rolled market -- so really nice job. Really terrific job.

I had a technical glitch for a second. I didn't really hear -- have you talked much about Cabs and what you are going to do and what is going on there? I'm trying to figure out is the problem entirely what is happening in the end market, one customer, or are there other things going on?

 Andy Rose - Worthington Industries, Inc. - VP & CFO

 There are a couple of things that make this confusing. One is that -- well, first of all, as it relates to the market, it is principally concentrated in their largest customer. They have seen softness in a few other customers, but there are also customers particularly on the ag side where demand is still very robust.

So it is a little bit of a mixed picture. But their largest customer, which is well publicized, has seen -- has excess inventory and some slowdown in demand. And so that is really what is driving somewhat of a slowdown there.

The other thing that makes this confusing is this is a business that we acquired, was performing at a certain level. We immediately, because of the way accounting works, add corporate overhead onto it that is not necessarily related to the business. We also apply purchase accounting which adds to the expense of the business.

So what appears to be a business that is making no money for us is actually quite cash flow positive. And that is one of the reasons I called out in my speech the EBITDA level for the quarter because it is contributing, it is absorbing some corporate overhead and it is a cash flow positive business. It is underperforming, there is no question, from where we bought it, but it is not maybe the disaster that it might seem if you just look at a business that is not making any money.

 Michelle Applebaum - Steel Market Intelligence - Analyst

 Okay, and what are your plans? You talked about last time that you could work on costs and that kind of thing there. But you were concerned about doing too much there because you might miss an upturn. What are your feelings since the last call?

 Mark Russell - Worthington Industries, Inc. - President & COO

 Michelle, that is exactly what we will do. We have already reduced the variable costs accordingly and we are not going to reduce our productive capacity so that we are ready when this gets sorted out.

Part of this is an inventory correction and you can see that in the reported results of the customers we are talking about. They not only have a slowdown in the markets there and particularly in the market for mining equipment and large earth moving equipment, but there also was a lot of inventory in the pipeline that needed to get worked out. That is happening and when it gets sorted out we expect the business to come back.

 Michelle Applebaum - Steel Market Intelligence - Analyst

 Okay. Any idea of time frame?

 Mark Russell - Worthington Industries, Inc. - President & COO

 We couldn't predict that. All we can say is the same thing that you can see which is it is working itself out. And if you look at their numbers you can see it is getting worked out and you can do your own extrapolation on that, but it is working itself out and when it is done it will come back.

 Michelle Applebaum - Steel Market Intelligence - Analyst

 Well, overall results I think is -- that is what we are looking for. So given the level of performance, you are really knocking the cover off the ball. So great job. Thanks.

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Operator

 Richard Garchitorena, Credit Suisse.

 Richard Garchitorena - Credit Suisse - Analyst

 Thanks, good afternoon. So first question on Pressure Cylinders, I know Andy mentioned that realized price is higher related to larger units, so are this quarter's pricing and unit volumes, is that a good indication of where to expect it to be going forward? Or are you going to see continued increasing prices as you further build out Westerman and that type of thing?

 Andy Rose - Worthington Industries, Inc. - VP & CFO

 That's a very difficult question to answer, Richard, just because we now have such a broad mix of different products. I mean we have tanks that sell for $2 and we have tanks that sell for $200,000. So it really -- depending on the mix in any given quarter it is going to really drive your unit cost there and I guess your unit price I think is what you referenced.

So I think we are migrating up. I think that trend, as long as you see us continue to do more in some of the energy and alternative fuels segments, you will see those numbers continue to creep up. But again, quarterly fluctuations can also impact that.

That is why one of the comments I made related to Cylinders volumes, and I think somebody asked a question earlier about can we break out volumes by segment, that is something we have contemplated just because it is -- a total volume number in Cylinders is just getting complex and really --doesn't really tell you anything.

 Richard Garchitorena - Credit Suisse - Analyst

 Okay, that is helpful. I guess when you look at the margins, they have improved from Q1 to Q3 by a full percentage point. That really is a function of what Westerman has added would you say?

 Andy Rose - Worthington Industries, Inc. - VP & CFO

 It is a couple things. Westerman is going to be part of that. There has also been -- the Cylinders team has done a good job of bringing down some of their manufacturing costs, particularly their input costs. You have also seen some reduction in SG&A related to the corporate side of things as other businesses have grown, et cetera. So I think it's a combination of a number of factors.

 John McConnell - Worthington Industries, Inc. - Chairman & CEO

 And in simple terms and the broadest terms it is a function of showing that we are succeeding in what some of our primary goals were which were to increase our margins and decrease our volatility. And that is where our focus is and that is what we hope you'll continue to see in the results.

 Richard Garchitorena - Credit Suisse - Analyst

 Okay, great. And then a follow-up, CapEx this quarter was just under $10 million. And I think around last year you had guided to a number close to $70 million in CapEx. But for the fourth quarter do you see another step-up in CapEx or has that changed at all?

 Andy Rose - Worthington Industries, Inc. - VP & CFO

 I think our current number for the year are looked at somewhere between $50 million and $55 million. I was telling somebody the other day when we budget CapEx, after the four years that I have been here we have always overshot. I think partly this year it is attributable to there was some CapEx in the cab segment that we dialed back because of the performance. And I think in some of our other businesses we have just been less aggressive about spending it. So I would use kind of a $50 million to $55 million number for the year.

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Richard Garchitorena - Credit Suisse - Analyst

 Great. That is very helpful. My last question -- can you just give us your general sense I guess -- obviously a lot of us have looked at the data on ABI and the commentary around a potential recovery. Generally speaking with WAVE and the other businesses that have some exposure to that, do you sense that this year is any different than last year or is it still very cautious optimism I guess is the way to put it?

 Mark Russell - Worthington Industries, Inc. - President & COO

 That is exactly how I would put it, Richard. I think cautious optimism -- we see a lot of healthy signs out there, the residential and multi-family strength as well underway now and the question now turns to commercial. You see these same ABI numbers that we do, so there is some evidence of some activity there. So it is cautiously optimistic I would say.

 Richard Garchitorena - Credit Suisse - Analyst

 Great, thank you.

Operator

 (Operator Instructions). Mark Parr, KeyBanc.

 Mark Parr - KeyBanc Capital Markets - Analyst

 I was wondering, in the Cylinder side can you give us some color on the alternative energy market and how much growth you are achieving and whether you are seeing opportunity for further acceleration or a stabilization of growth over the next couple of quarters?

 Mark Russell - Worthington Industries, Inc. - President & COO

 Mark, the answer is unequivocally yes on both fronts. And we are seeing obviously the growth in M&A, which you can see. And we will continue to look for opportunities there, but also you are going to see more organic growth here. This is where we are putting a lot of our energy and our focus. We have two different cryo prototypes working at the moment and we are looking at every opportunity we have there and there are just a lot of them. So it's a fast-growing market and we are very focused on it.

 Mark Parr - KeyBanc Capital Markets - Analyst

 Are you seeing the profitability of that business come in in line with the overall business or overall Cylinders business? Or is there much of a difference there between (multiple speakers)?

 Mark Russell - Worthington Industries, Inc. - President & COO

 Yes, there is. Yes, there is and it is higher and that is why we are focused on it so we can increase our margins. It is definitely higher.

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 Mark Parr - KeyBanc Capital Markets - Analyst

 That is good color. Thanks very much. I had another question, I'm just curious because your volume numbers in the steel business seemed meaningfully greater in terms of momentum than the service center data for the three months in your quarter.

Just curious where the specific areas of strength are. What are the strongest areas that you are seeing? Or maybe you are avoiding some of the areas that have been particularly weak like plate markets and OCTG markets. But just if you could give a little color on the end market momentum in the steel business.

 Mark Russell - Worthington Industries, Inc. - President & COO

 Happy to do that, Mark. And I saw your commentary on the MSCI numbers and I agree with your characterization of those. It was pretty flat and compared to it we look a little stronger. And I would characterize that based on two things -- one is I think that our profile does match the markets that are stronger a little bit better, we are a little bit more exposed to those than the rest of the market is.

And then two, I think we are managing things very adeptly commercially in the steel business. We have a discipline commercially there that we didn't have in years past. That approach -- our approach commercially in the steel business has been transformed and I think you see it in the numbers.

 Mark Parr - KeyBanc Capital Markets - Analyst

 Okay, terrific. I appreciate all the color and good luck on the May quarter.

Operator

 John Tumazos, Tumazos Independent Research.

 John Tumazos - John Tumazos Independent Research - Analyst

 Thank you. Congratulations on the good results. As you consider acquisitions and hire the men that had the nice title from the other company -- a lot of businesses are hard to predict anymore. I have a fertilizer -- nitrogen fertilizer stock where the Chinese are selling -- knocking down the Midwestern nitrogen fertilizer price. And you wouldn't expect to have Chinese competition in that aspect of manufacturing. In the nonferrous metals last year Chinese output was up 18%.

Businesses are hard to predict. Now you have $525 million of equity other than goodwill and intangibles and almost $500 million of debt and other long-term liabilities. How much would you let your debt rise to make acquisitions?

 Andy Rose - Worthington Industries, Inc. - VP & CFO

 The way we think about that, John is we are focused on maintaining our investment grade credit rating. That is one of the metrics that puts us kind of at a 2.5 times debt to EBITDA multiple. Again, you heard me mention earlier, we are not trying to be the next leverage buy out and get a maximum amount of leverage. We want to have a modest amount of leverage and we want to have a lot of liquidity.

We have been through downturns in the past and we have been able to capitalize on those opportunities because we are not over leveraged and we have lots of liquidity. So that philosophy continues to be part of the way we approach M&A and we will continue to be that way going forward.

The good news is when you buy companies and they perform you generate additional cash flow which enables you to pay down that debt very quickly. And the last couple of acquisitions that we have done we have been able to pay them off in a quarter or less.

So the fact that we are generating good solid cash flow -- we bought Westerman back in I believe September, we paid $70 million and we have already paid off all the debt we used to buy that business. So again, we will take a relatively conservative approach, try and be somewhat systematic in terms of buying two or three businesses a year, integrating them well, make sure they are running well and then move on to the next one.

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 John Tumazos - John Tumazos Independent Research - Analyst

 Thank you.

Operator

 There are no further questions in queue.

 John McConnell - Worthington Industries, Inc. - Chairman & CEO

 Thank you all again for joining us. We believe the overall economy and the markets we serve will continue to improve in nonlinear fashion. And I look forward to a quarter I don't have this tag line -- so long as our nation's or the world's economy does not suffer a significant shock resulting in retraction.

We currently do not see such an event on the horizon, but we will continue to operate, as Andy just went through, with close attention to our balance sheet. That said, we will also continue to pursue acquisitions we believe will help us meet our overall objectives of increasing our margins while decreasing the volatility of our earnings. We are making clear progress on both fronts.

Again, thank you for joining us. We look forward to talking to you, reviewing our full fiscal year 2013 in May -- or in June. Thank you.

Operator

 Okay, thank you. Ladies and gentlemen, this conference will be made available for replay after 3.30 p.m. today through March 28 at midnight. You may access AT&T executive replay system at any time by dialing 1-800-475-6701, entering the access code 283584. International participants dial 320-365-3844. Again that access is 283584. And that does conclude our conference for today. Thank you for your participation and for using AT&T executive teleconference service. You may now disconnect.

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